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                                                                  EXHIBIT 6(ii)


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT dated October ____, 1999, by and between Enviro-Clean of America, Inc., a Nevada corporation with offices at 211 Park Avenue, Hicksville, New York 11801 (hereinafter referred to as the "Company") and Randall K. Davis, an individual residing at c/o 1023 Morales Street, San Antonio, Texas 78207 (hereinafter referred to as the "Executive").

         WHEREAS, the Executive is presently employed by the Company as the President of the Company;

         WHEREAS, the Board of Directors of the Company (the "Board") desires to provide for the continued employment of the Executive, which the Board believes is in the best interests of the Company and its shareholders, and the Executive is willing to commit himself to serve the Company, on the terms and conditions herein provided;

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

         1. Title: Capacity. The Executive shall serve as President of the Company and shall be based at the Company's offices in San Antonio, Texas. The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to him. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company. The Executive shall devote one hundred (100%) percent of his time to the business of the Company.

         The Company further agrees to use its best efforts to cause the Executive to be nominated as a member of the board of directors.

         2. Term of Employment. The Company agrees to employ the Executive, and the Executive agrees to serve the Company for a period commencing on the date hereof (the "Commencement Date") and continuing for three years thereafter (such period, including all extensions thereto, to be collectively referred to as the "Employment Period"), unless otherwise terminated pursuant to the terms hereof. The Employment Period shall automatically renew for one year unless prior to the end of the three-year term, or any renewal periods, either the Company of the Executive provides notice to the other party to this Agreement of its intention not to exceed the Employment Period beyond the then current three-year term. Any notice given pursuant to this Section shall be provided in accordance with the terms of Section 8.1 hereof and shall be provided not later than 90 days prior to the end of such three-year term or one-year renewal period, as the case may be.



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3.       Compensation and Benefits.

                  3.1. Salary. The Company will compensate the Executive for services to be rendered by the Executive hereunder at the per annum rate of (i) fifty thousand ($50,000) dollars for the year ending December 31, 199, (ii) one hundred and fifty thousand ($150,000) dollars for the year ending December 31, 2000, and (iii) two hundred and fifty thousand ($250,000) dollars for the year ending December 31, 2001, and for periods subsequent thereto (the "Base Compensation"), payable in accordance with the Company's customary payroll practices. Additionally, the Base Compensation may be increased annually as determined by the Board of Directors of the Company.

                  3.2. Bonus and Fringe Benefits. In addition to the compensation provided in Section 4(a) above, the Company agrees to pay the Executive an annual bonus payment (the "Basic Bonus Payment") for each of the fiscal years during the Employment Period equal to ten thousand ($10,000) dollars upon the occurrence of each of the following events: (a) listing of the Company's shares on NASDAQ, a comparable inter-dealer automated quotation system, or a recognized exchange, (b) the Company achieves revenues for any monthly period that would, if annualized, equal $50 million or more in revenues, (c) the Company achieves revenues for any monthly period that would, if annualized, equal $75 million or more in revenues, (d) the Company achieves revenues for any monthly period that would, if annualized, equal $100 million or more in revenues. The term "Revenues" shall mean the revenues of the Company for such month as determined by the independent public accountants then employed by the Company.

                  3.3. Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request, provided, however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Board.

                  3.4. Insurance. The Executive shall be entitled to health insurance coverage, term life insurance and long term disability insurance to the extent that the Executive's position, tenure, salary, age, health and other qualifications make him eligible to participate.

                  3.5. Vacation. The Executive shall be entitled to three weeks paid vacation per year.

         4. Employment Termination. The employment of the Executive by the Company pursuant to this Agreement may be terminated under the following circumstances:

                  4.1. Expiration of Term. Expiration of the Employment Period in accordance with Section 2.

                  4.2. Death. Upon the death of the Executive.

                  4.3. Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have failed to perform the services contemplated under this Agreement for a period of 270 consecutive days, or a total of at least 300 calendar days during any 365-day


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         period, or a determination of disability shall have been made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician whose determination as to disability shall be binding on both parties.

                  4.4. Cause. The Company may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder in the event:

                           (i) Executive shall have willfully failed and
                  continued to fail substantially to perform the duties (other than any failure resulting from the Executive's incapacity due to physical or mental illness or any actual or anticipated failure after the issuance by him of a Notice of Termination, as defined in Section 4.6), for 30 days after a written demand for performance is delivered to the Executive on behalf of the Company which specifically identifies the manner in which it is alleged that the Executive has not substantially performed his duties; provided that the Company's economic performance or failure to meet any specific projection shall not, in and of itself, constitute "Cause"; or

                           (ii) the Executive shall have engaged in (A) any
                  material misappropriation of funds, properties or assets of the Company, it being understood that "material" for these purposes shall take into account both the amount of funds, properties or assets misappropriated and the circumstances thereof (including the intent of the Executive in connection therewith) or (B) any malicious damage or destruction of any property or assets of the Company, whether resulting from the Executive's willful actions or omissions or the Executive's gross negligence; or

                           (iii) the Executive shall (A) have been convicted of
                  a crime involving moral turpitude or constituting a felony or
                  (B) entered a plea of nolo contendere to any such crime, either of which has had a material adverse effect upon the business of the Company; or

                           (iv) the Executive shall have (A) materially
                  breached his obligations under Section 6 hereof or (B) breached any of the other material provisions of this Agreement and such breach shall remain uncured by the Executive within 30 days following receipt of notice from the Company specifying such breach.

                  4.5. Termination by the Executive. The Executive may terminate his employment hereunder upon 90 days written notice.

                  4.6. Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to Section 4.2) shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances which provide a basis for termination of the Executive's employment under the provisions so indicated.



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                  4.7. Date of Termination. "Date of Termination" shall mean
         (i) if the Executive's employment is terminated pursuant to Section 4.1, the date on which the Employment Period expires pursuant to
         Section 2, (ii) if the Executive's employment is terminated pursuant to Section 4.2, the date of the Executive's death, (iii) if the Executive's employment is terminated pursuant to Section 4.3, 30 days after the Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such 30 day period), (iv) if the Executive's employment is terminated pursuant to Section 4.4 or Section 4.5, the date specified in the Notice of Termination, provided that in the case of a Section 4.4 termination it is at least 30 days subsequent to the date of the issuance of such Notice of Termination, and in the case of a Section 4.5 termination, it is at least 90 days subsequent to the date of the issuance of such Notice of Termination, and (v) if the Executive's employment is terminated other than as provided herein, the date specified in the Notice of Termination, provided that it is at least 30 days subsequent to the date of the issuance of such Notice of Termination.

         5. Compensation Upon Termination.

                  5.1. If the Executive's employment is terminated under the provisions of Section 4.1, 4.4 or Section 4.5, the Company shall pay to the Executive his full salary, bonus and benefits through the Date of Termination.

                  5.2. If the Executive's employment is terminated by the Executive's death under the provisions of Section 4.2, the Company shall pay to the Executive's estate the Executive's full salary, bonus and benefits to the Executive through the Date of Termination.

                  5.3. If the Executive's employment is terminated under the provisions of Section 4.3, the Company shall pay to the Executive his full salary, bonus and benefits through the Date of Termination. During any period that the Executive fails to perform his duties hereunder as a result of disability (as defined in Section 4.3), the Executive shall continue to receive his full salary, bonus and benefits through the Date of Termination.

                  5.4. If the Company shall terminate the Executive's employment other than as provided herein or the Executive shall terminate his employment pursuant to Section 4.5, then the Company shall pay the Executive his fully salary, bonus and benefits through the Date of Termination, and the Company shall thereafter have no further obligation whatsoever to Executive

         6. Proprietary Information and Developments.

                  6.1. Proprietary Information.

                           (i) The Executive agrees that all information and
                  know how, whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. The Executive will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by the Board, either during or after his employment, unless and until



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                  such Proprietary Information has become public knowledge
                  without fault by the Executive.

                           (ii) The Executive agrees that all files, letters,
                  memoranda, reports, records, data, sketches, drawings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company.

                           (iii) The Executive agrees that his obligation not
                  to disclose or use information, know-how and records of the types set forth in subsection (i) and (ii) above, also extends to such types of information, know-how, records, and tangible property of third parties who may have disclosed or entrusted the same to the Company or to the Executive in the course of the Company's business.

                  6.2. Other Agreements. Executive represents and warrants that he is not a party to any other employment or other agreement which would cause him to violate the terms of this agreement or such other agreements.

         7. Non-Competition, Non-Solicitation.

                  7.1. Non-solicitation of Employees. The Executive agrees that during the term of the Executive's employment with the Company and for two years thereafter, the Executive shall not directly recruit, solicit or otherwise induce or attempt to induce any employees of the Company to leave the employment of the Company.

                  7.2. Non-competition. The Executive agrees that during the term of the Executive's employment with the Company and for one year thereafter, the Executive shall not directly or indirectly, except as a passive investor in publicly held companies and except for investments held at the date hereof, engage in competition with the Company or any of its subsidiaries, or own or control any interest in, or act as director, officer or employee of, or consultant to, any firm, corporation or institution directly engaged in competition with the Company or any of its subsidiaries; provided the Company or one of its subsidiaries are actively engaged in such business at the time the Executive's employment by the Company is terminated.

         8. Miscellaneous.

                  8.1. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.1.

                  8.2. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.



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                  8.3. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

                  8.4. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

                  8.5. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the substantive laws of the State of New York. Any dispute, claim, or controversy arising between the parties shall be submitted and subject to the exclusive jurisdiction of the Supreme Court of the State of New York, Nassau County, or the Federal District Court, Eastern District, New York.

                  8.6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

                  8.7. Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

                  8.8. Captions. The captions of the sections of this Agreement are for inconvenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

                  8.9. Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.


                                         ENVIRO-CLEAN OF AMERICA, INC.


                                         By:
                                            --------------------------------
                                         Title:


                                         EXECUTIVE:


                                         -----------------------------------
                                         RANDALL K. DAVIS



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